Exhibit 99.1

August 24, 2011	Symbol: BER (TSX.V)

BE Resources Announces Additions to Board

TORONTO, ONTARIO – BE Resources Inc. (TSX.V: BER) (“BE” or the “Company”) is pleased to announce that Jon Pereira and Michael Swedak have agreed to join the board of directors of the Company. Their appointment is subject to the approval of the TSX Venture Exchange.

Mr. Pereira is co-founder of Olympic Circuits, a leading printed circuit board manufacturer in Toronto that was acquired by DDI Corp. in 2001 where he currently acts as Vice President and General Manager of DDI's Canadian division. DDI now employs 500 people. Mr. Pereira also acts as a director of another resource company listed on the TSX Venture Exchange. Mr. Pereira brings to the board expertise in operations management, business development and M&A. Mr. Pereira holds a Bachelor of Applied Science in Chemical Engineering.

Mr. Swedak is managing director of Videojet Technologies, a subsidiary of Danaher Corporation (NYSE). Mr. Swedak brings to the board years of business experience with highly successful operations. Mr. Swedak holds a Bachelor of Economics.

With these additions to the board, the Company will immediately engage in a comprehensive review of the overall strategy, assets and operations of the Company with a view to advancing the Company’s New Mexico beryllium and rare earth project.

Cautionary Statements

Certain statements contained in this news release may contain forward-looking information within the meaning of United States and Canadian securities laws. Such forward-looking information is identified by words such as “estimates”, “intends”, “plans”, “expects”, “believes”, “may” and “will” and include, without limitation, statements regarding the undertaking of a comprehensive review of the overall strategy, assets and operations of the Company with a view to advancing the Company’s New Mexico beryllium and rare earth project. There can be no assurance that such statements will prove to be accurate; actual results and future events could differ materially from such statements. Factors that could cause actual results to differ materially include, among others, lack of funding and regulatory hurdles. Reference is made to the risk factors contained in the Company’s annual report on Form 10-K for the year ended December 31, 2010. Most of these factors are outside the control of the Company. Investors are cautioned not to put undue reliance on forward-looking information. Except as otherwise required by applicable securities statutes or regulation, the Company expressly disclaims any intent or obligation to update publicly forward-looking information, whether as a result of new information, future events or otherwise.

For further information please contact:

David Tognoni
Box 684
Elephant Butte, New Mexico 87935
Tel: 575-741-1527

Neither the TSX Venture Exchange nor its Regulation Services Provider (as that term is defined in the policies of the TSX Venture Exchange) accepts responsibility for the adequacy or accuracy of this release.